Exhibit 99.1

Contacts:

Tripos, Inc.

John McAlister

President and Chief Executive Officer

(314) 951-3238

johnmc@tripos.com

(Media only)

Waggener Edstrom Worldwide

Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Immediate Release

April 24, 2007

Tripos Receives NASDAQ Notification Regarding Listing Deficiency

ST. LOUIS - April 24, 2007 - Tripos, Inc. (NASDAQ: TRPS), announced today that on April 18, 2007, it received a letter from the Nasdaq Listing Qualifications Department advising the Company that for the year ended Dec. 31, 2006, Tripos did not comply with the minimum $10 million stockholders' equity requirement for continued inclusion on the NASDAQ Global Market under Marketplace Rule 4450(a)(3).

Tripos was given until May 3, 2007, to provide NASDAQ with a specific plan to achieve and sustain compliance with all NASDAQ Global Market listing requirements, including the minimum stockholders' equity standard, and to indicate a time frame to resolve the listing deficiency.

As previously reported, Tripos sold its Discovery Informatics business in March 2007 and is currently engaged in efforts to sell its Discovery Research business. Tripos is a party to two letters of intent providing for the sale of its Discovery Research business and is endeavoring to complete a transaction in the very near future. Upon the sale of its Discovery Research business, Tripos will request that the NASDAQ Global Market immediately delist its stock and at that time would close its stock transfer books.

In addition, Tripos is in the process of closing its books for the first quarter of 2007, and thus does not presently know whether the gain recognized on its Discovery Informatics sale will be sufficient to regain compliance with the NASDAQ listing standard.

If by May 3, 2007, Tripos has not completed the sale of its Discovery Research business and/or has not computed the gain on its Discovery Informatics sale, Tripos will inquire of NASDAQ about what additional steps should be taken to avert a delisting due to the net worth requirement, including a deferral of any action by NASDAQ pending completion of the sale of the discovery research business.

General

This press release contains forward-looking statements concerning, among other things, the company's future prospects, including: (1) the company's ability to complete the sale of its Discovery Research business; (2) the company's ability to satisfy its creditors out of the proceeds of the sales of its assets and other available resources; (3) the company's ability to offset corporate tax liabilities on the sale of assets through the utilization of net operating loss carryforwards; and (4) the company's ability to distribute any remaining cash to its stockholders. These statements are based upon numerous assumptions that the company cannot control and involve risks and uncertainties that could cause actual results to differ.  These statements should be understood in light of the risk factors set forth in the company's filings with the SEC, including, without limitations, those factors set forth in the company's Form 10-K for the fiscal year ended Dec. 31, 2006, and from time to time in the company's periodic filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.